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                                   EXHIBIT 7.1

                    IRREVOCABLE PROXY FROM ROBERT J. MCNULTY
                                TO FRAN W. DENNY
                                  JUNE 1, 1998


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                                IRREVOCABLE PROXY

        The undersigned Robert J. McNulty ("McNulty"), Principal of Cyber
Depot, Inc., hereby constitutes and appoints Frank W. Denny ("Denny") his lawful attorney-in fact and proxy, pursuant to the provisions of the California Corporations Code, to vote at all meeting of the stockholders and any adjournments thereof, to execute and deliver written consents, and in all other ways act in McNulty's place and stead, with respect to Two Hundred Fifty Thousand (250,000) shares only of the common stock (the "Stock") of Shopping.com (the "Corporation") now owned by McNulty and/or his Successors (as defined below) as fully, to the same extent and with the same effect as McNulty might or could do under any applicable laws or regulations governing the rights and powers of the stockholders of a California corporation with respect to any and all business and other matters (including, but not limited to, the election of directors) which are presented to the stockholders of the Corporation.

        McNulty hereby ratifies and confirms all that Denny may do or cause to be done by virtue of this Irrevocable Proxy. McNulty further understands and agrees that this Irrevocable Proxy may be exercised by Denny for the period beginning the date hereof and ending on the earlier of (i) June 1, 2000 or (ii) any time after June 1, 1999 if it is determined by the Board of Directors of the Corporation that the Agreement is no longer in the best interest of the Company.

        This Irrevocable Proxy encompasses Two Hundred Fifty Thousand (250,000) shares only of the Common Stock owned by McNulty on this date and not the full holdings of McNulty.

        This Irrevocable Proxy is coupled with an interest and shall remain in full force and effect and, shall be enforceable against any donees, devisees, transferees, or assignees of the undersigned. This Irrevocable Proxy shall be binding upon and be enforceable against McNulty and his heirs, legal and personal representatives, successors, and assigns.

        In the event that Denny is unable to exercise the rights granted by this Irrevocable Proxy because of death or disability, McNulty hereby appoints Doug Jennings as the successor proxy holder to Denny, entitled to exercise all of the rights of Denny under the premises.

        IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy this 1st day of June, 1998.

                                               Cyber Depot, Inc.

                                               By: /s/ Robert J. McNulty
                                                   -----------------------------
                                                   Robert J. McNulty, President


Agreed and Accepted
this 1st day of June, 1998

/s/ Frank W. Denny
---------------------------
Frank Denny